Exhibit 10.1

FOURTH AMENDMENT TO

WAREHOUSING CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO WAREHOUSING CREDIT AGREEMENT (the “Fourth Amendment”) is made and entered into as of the 15th day of February, 2010, by and among (i) HOME LOAN CENTER, INC. D/B/A LENDINGTREE LOANS, a California corporation with its principal place of business located at 163 Technology Drive, Irvine, California 92618 (the “Company”), (ii) PNC BANK, NATIONAL ASSOCIATION, successor to NATIONAL CITY BANK, a national banking association with an office located at 101 South Fifth Street, Louisville, Kentucky 40202 (“PNC” or the “Bank”), and (iii) PNC BANK, NATIONAL ASSOCIATION, successor to NATIONAL CITY BANK, a national banking association with an office located at 101 South Fifth Street, Louisville, Kentucky 40202, its capacity as Agent for the hereinafter defined Banks (in such capacity, the “Agent”).

PRELIMINARY STATEMENT:

A.            Pursuant to that certain Warehousing Credit Agreement dated as of November 26, 2007, by and among the Company, the Bank and the Agent, as heretofore amended from time to time (the “Existing Credit Agreement”), the Bank has heretofore established in favor of the Company a warehousing line of credit facility in the maximum principal amount of Forty Million Dollars ($40,000,000.00) (the “Warehouse Line”), for the purposes set forth therein. The Existing Credit Agreement, as amended by this Fourth Amendment, is hereinafter referred to as the “Credit Agreement”.

B.            The Company, the Agent and the Bank are willing to and desire to amend the Existing Credit Agreement in order to (i) extend the stated Maturity Date to June 30, 2010; provided however, no Advances shall be requested by the Company or funded by the Agent or the Bank from and after the close of business on May 31, 2010,  (ii)  modify the liquidity financial covenant, (iii) modify the interest rates applicable to the Warehouse Line, and (iv) implement certain other modifications thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in the Existing Credit Agreement and herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Each capitalized term used herein, unless otherwise expressly defined herein, shall have the meaning set forth in the Existing Credit Agreement.

2.             The following definitions, as contained in Article 1 of the Existing Credit Agreement, are hereby amended and restated in their entirety to read as follows:

“Maturity Date” shall mean June 30, 2010; provided, however, the Company acknowledges and agrees that no Advances of any type shall be requested by the Company or funded by the Agent or the Bank under this Credit Agreement from and after the close of business on May 31, 2010.

“Total Warehouse Line Commitment” shall mean the total aggregate principal amount of all Warehouse Line Commitments as determined from time to time in accordance with the provisions of Article 2 and Article 11 of this Credit Agreement, and shall mean the principal amount of Forty Million Dollars ($40,000,000.00); provided, however, the Company acknowledges and agrees that no Advances of any type shall be requested by the Company or funded by the Agent or the Bank from and after the close of business on May 31, 2010.

“Warehouse Line” shall mean the line of credit established by the Agent and the Banks in favor of the Company under Article 2 of this Credit Agreement in the maximum principal amount Forty Million Dollars ($40,000,000.00); provided, however, the Company acknowledges and agrees that no Advances of any type shall be requested by the Company or funded by the Agent or the Bank from and after the close of business on May 31, 2010.

“Warehouse Notes” shall mean, collectively, (i) that certain Amended and Restated Warehouse Promissory Note dated as of February 15, 2010, made by the Company, payable to the order of National City, in the face principal amount of Forty Million Dollars ($40,000,000.00), a form of which is attached hereto as Exhibit C-1, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time,  and (ii) when executed and delivered, any such additional Warehouse Promissory Note substantially in the form of Exhibit C-1 attached hereto, made by the Company, payable to the order of any respective Applicant Financial Institution as shall be added as a “Bank” hereunder and in the face principal amount of such Applicant Financial Institution’s Warehouse Line Commitment, as the same may thereafter be amended, modified, renewed, replaced and/or restated from time to time.

3.             Section 2.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.1         Warehouse Advances. Each Bank severally agrees to lend to the Company, and the Company agrees to borrow from each Bank, on the terms and conditions of this Credit Agreement, an aggregate amount not exceeding such Bank’s respective Warehouse Line Commitment, and the aggregate amount of all such Warehouse Line Commitments shall equal the Total Warehouse Line Commitment; provided, however the Total Warehouse Line Commitment includes a Wet Advance Sublimit.  Subject to the terms and conditions contained herein, Warehouse Advances may be repaid until the Termination Date; provided, however, the Company acknowledges and agrees that no Advances of any type shall be requested by the Company or funded by the Agent or the Bank under this Credit Agreement from and after the close of business on May 31, 2010.  Each Bank’s commitment to make Warehouse Advances under this Section 2.1 is herein called its “Warehouse Line Commitment” and is set forth opposite its name in Schedule 2.1 attached to this Credit Agreement and the aggregate maximum amount of the Warehouse Line Commitments is herein called the “Total Warehouse Line Commitment”. The Total Warehouse Line Commitment shall be equal to Forty Million Dollars ($40,000,000.00); provided, however, the Company acknowledges and agrees that no Advances of any type shall be requested by the Company or funded by the Agent or the Bank under this Credit Agreement from and after the close of business on May 31, 2010 and shall be available to the Company as Warehouse Advances, Excess Advances and Swing Advances, subject to the terms and conditions hereof.

Notwithstanding the foregoing, the Banks shall not be obligated to make a Warehouse Advance which, (a) when added to the sum of the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance, would cause the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance to exceed the Warehouse Borrowing Base at such time; (b) when added to the sum of the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance, would cause or result in a violation of the financial covenants set forth in Article 5 hereof; (c) if such Warehouse Advance is a Wet Advance, when added to the aggregate outstanding balance of all Wet Advances would cause or result in a violation of the Wet Advance Sublimit; or (d) if such Warehouse Advance would cause or result in the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance to exceed the Total Warehouse Line Commitment.  The Agent and the Banks shall not be obligated to honor any Request for Advance if the disbursement of funds thereunder would occur after the close of business on May 31, 2010, or if an Event of Default has occurred and is continuing or if such disbursement would cause or result in an Event of Default or an Unmatured Event of Default.”

4.             Section 2.8(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         Applicable Rates of Interest.  With respect to all Advances, the Swing Note and the Warehouse Notes shall bear interest at the per annum rate equal to LIBOR plus three percent (3.00%); and”

5.             Section 5.4 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.4         Liquidity.  The Company shall at all times maintain a minimum of Twenty-Five Million Dollars ($25,000,000.00) of Liquid Assets.”

6.             Section 9.11 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“9.11       Termination.  This Credit Agreement shall terminate on the Termination Date, at which time the Note shall be immediately due and payable; provided, however no Advances of any type shall be funded under this Credit Agreement from and after the close of business on May 31, 2010.”

7.             The Existing Credit Agreement is hereby amended by amending and restating Exhibits B and C-1 and Schedule 6.1 thereof to read in their entirety as set forth on Exhibits B and C-1 and Schedule 6.1 attached to this Fourth Amendment and made a part hereof by this reference.

8.             The Company represents and warrants that no Event of Default has occurred to date or will result herefrom under the Existing Credit Agreement or any other Loan Document and that no Unmatured Event of Default currently exists or will result herefrom under any of the Loan Documents.

9.             This Fourth Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of the same shall constitute one and the same instrument.

10.           The Company further represents and warrants that there have been no changes made to the Certificate of Incorporation or Bylaws of the Company since December 29, 2009.

11.           This Fourth Amendment shall be effective as of the date of delivery to the Agent of each of the following:  (i) this Fourth Amendment duly executed by all parties hereto, (ii) the Amended and Restated Warehouse Promissory Note duly executed by the Company, (iii) an amended and restated fee letter, a letter from the Company indicating that the current authorized signer letter has not been amended, updated disclosures, updated UCC search results and an authorizing resolution, and (iv) all such other security documents, opinions, instruments and certificates as may be required by the Bank or its counsel in order to consummate the transactions contemplated herein.

12.           This Fourth Amendment and the related writings and the respective rights and obligations of the parties shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Kentucky.

13.           This Fourth Amendment shall be binding upon, and shall inure to the benefit of, the Company, the Bank and the Agent and their respective successors and assigns.

14.           This Fourth Amendment and the agreements, instruments and other documents referred to herein, constitute the entire agreement of the parties with respect to, and supersede all prior understandings of the parties with respect to the subject matter hereof.  No change, modification, addition or termination of this Fourth Amendment shall be enforceable unless in writing signed by the party against whom enforcement is sought.

15.           Except to the extent expressly amended or modified hereby, the Company hereby ratifies and reaffirms all of its representations, warranties, covenants, agreements and obligations set forth in the Existing Credit Agreement and each of the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Warehousing Credit Agreement to be duly executed as of the day and year first above written.

HOME LOAN CENTER, INC. D/B/A
LENDINGTREE LOANS

By:	/s/ Rian Furey

Title:	Senior Vice President

(the “Company”)

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Scott D. Goodwin

Title:	Vice President

(the “Bank”)

PNC BANK, NATIONAL ASSOCIATION in its capacity as Agent for the Banks

By:	/s/ Scott D. Goodwin

Title:	Vice President

(the “Agent”)